Exhibit 10.21

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED ____________

First MI Last

The Compensation and Development Committee (the “Committee”) of the Burlington Northern Santa Fe Corporation (the "Company") Board of Directors has awarded you (the “Employee”) a grant of performance-based Restricted Stock Units (“PRSUs”) as follows:

Grant Date:
Number of PRSUs:
Vesting Date:

Performance Criteria: As defined by the Compensation and Development Committee from time to time

The PRSUs are Restricted Stock Units granted under and governed by the terms and conditions of the BNSF 1999 Stock Incentive Plan (the “Plan”) and the terms and conditions set forth below.  The purpose of the Plan is to attract and retain key employees possessing outstanding ability, motivate executives to achieve the growth goals of BNSF by making a portion of their total compensation dependent on the accomplishment of these goals and to further the identity of the interests of the shareholders of BNSF and key employees of BNSF and its subsidiaries by increasing the opportunities for these employees to become shareholders.

To accept this Award Agreement, you must click on the acceptance box at the end of this Agreement.  Anything herein contained to the contrary notwithstanding, unless this Award Agreement is electronically accepted or executed by the Employee and delivered to the Secretary of BNSF on or before _______________, the award described herein may be withdrawn and cancelled by the Company.

By your acceptance of this Award Agreement:

(1) you agree to abide by the terms and conditions of the Plan and this Award Agreement; and

(2) you attest that you were a salaried employee of the Company or a Related Company on _______________, with respect to the award made herein.

The following terms and conditions shall apply to the award made by this Award Agreement:

1.            Acceptance . The Employee agrees to perform services for BNSF or its Related Companies and accepts this grant along with the terms and provisions of the Plan and this Agreement.

2.            Restrictions on Transfer.  PRSUsas referenced in thePlan shall not be sold, pledged, assigned, transferred, or encumbered during the period the PRSUsare subject to restrictions set forth in the Award Agreement, and the Employee shall not be treated as a stockholder with respect to the PRSUs.

3.            Stock Power.  PRSUsawarded hereunder shall be registered in the name of the Company on behalf of the Employee and the Employee’s acceptance of this Award Agreement constitutes a grant by the Employee of a power of attorney authorizing a Stock Power to be endorsed in blank prior to the distribution with respect to the award or the forfeiture of the award.

4.            Dividends.  As of each dividend record date for Stock occurring on or after the Grant date of the PRSUs, and prior to the date of distribution of shares of Stock with respect to the PRSUs(or, if applicable, the date of forfeiture of the PRSUs), the Employee shall receiveas wages a cash payment equal to the amount of the dividend that would be payable with respect to shares of Stockequivalent in number to the PRSUs held on the dividend record date.  Suchpayment shall be made on the date of payment of the applicable dividend.  Notwithstanding the foregoing, however, in the event that an extraordinary cash dividend is paid on Stock prior to the vesting date of the PRSUs granted herein, a cash payment shall vest and be paid to the Employee at the same time and in the same proportion as the PRSUs vest.

5.            Vesting.  Subject to paragraph 6, if the Employee's Date of Termination does not occur prior to thevesting date of the PRSUs, then, to the extent that the applicable performance criteria are achieved, the Employee shall become vested in such PRSUs on the vesting date.  As of the vesting dateand subject to the payment of taxes, the Employee shall receive one share of Stock for each PRSUin which the Employee is then vested, subject to the terms of the Award Agreement, provided, however, that the Company shall be entitled to retain possession of each such share of Stock for such time as is necessary for the Company to make distribution of eachshare of Stock to the Employee.  As of the vesting date of the shares of Stock with respect to any PRSUs, such PRSUs shall no longer be outstanding.

6.            Termination of Employment.  The PRSUs are forfeitedupon the Employee's Date of Termination (which, for purposes of the Award Agreement, shall be the earlier of the "Date of Termination" as defined in the Plan or the date on which the Employee ceases to be in salaried employment of the Company and Related Companies) for any reason other than death, Disability, termination by the Company other than for Cause, or Retirement.  In the event of an Employee's Date of Termination due to death, all restrictions shall lapse and one share of Stock for each PRSU shall be issued to the Employee's designated beneficiary or, in the absence of such designation, by the person to whom the Employee's rights shall pass by will or the laws of descent and distribution.  In the event of an Employee's Date of Termination due to Disability, termination by an Employer or Related Company other than for Cause, or Retirement, then a pro rata portion of the PRSUs will remain subject to the time and performance criteria established by the Committee with respect to such period and the balance of the Award shall be forfeited.  For purposes of the preceding sentence, the pro rata portion of the Award shall equal the total number of PRSUs covered by this Award Agreement multiplied by a fraction, the denominator of which is the total number of months of the period between the Grant Date and the vesting date applicable to the Award, and the numerator of which is the number of complete months which elapsed between the Grant Date and the Date of Termination.  Notwithstanding anything to the contrary set forth elsewhere in this Agreement, nothing is intended to curtail any rights the Employee may have to any vesting of Stock as set forth in the BNSF Railway Company Employee Retention Program, as amended, or in any Severance Agreement or Change in Control Agreement which the Company may have in effect with the Employee.  In the event that an Employee's Date of Termination is for Cause, or the Employee resigns, all PRSUs that are not vested on the Date of Termination shall be forfeited.  The PRSUs shall be forfeited upon the exercise of seniority at any time after the Grant Date.

7.            Taxes.  The Employee agrees that BNSF or the Related Companies may require payment by Employee of federal, state, railroad retirement or local taxes upon the vesting of an Award.  Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from the vesting Award may be used only to satisfy (i) applicable railroad retirement taxes, and (ii) state income taxes and federal income taxes to the extent of the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code.  Any additional taxes may be satisfied by use of attestation of ownership of other shares of Stock, provided, however, that the total shall not exceed the combined maximum marginal tax rates applicable under federal and state tax laws.  In the absence of a response from the Employee, BNSF will use shares of Stock to satisfy the tax liabilities incurred.

8.            Change in Control.  In the event of termination by the Company for reasons other than Cause in connection with and after a Change in Control, shares of Stock shall be releasedas describedin Section 12.6 of the Plan or, if applicable, the Employee's individual Change in Control letter agreement, the BNSF Railway Company Employee Retention Program, or such other arrangement as may be approved pursuant to the terms of the Plan.

9.            IRC Section 409A.  Notwithstanding any other provisions of this agreement to the contrary, the Company shall not make any such payments or deliver any such shares of Stock until such time as it may reasonably believe that such delivery will not result in acceleration of tax or imposition of penalties under section 409A of the Internal Revenue Code.

10.          No Contract of Employment.  Nothing in this Agreement or in the Plan shall confer any right to continued employment with BNSF or the Related Companies nor restrict BNSF or the Related Companies from termination of the employment relationship of Employee at any time.

11.          Heirs and Successors.  The Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Employee or benefits deliverable to the Employee under thisAward Agreement have not been exercised or delivered, respectively, at the time of the Employee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of thisAward Agreement.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Employee in a writing filed with the Company in such form and at such time as the Company shall require.  If a deceased Employee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Employee, any rights that would have been exercisable by the Employee and any benefits distributable to the Employee shall be exercised by or distributed to the legal representative of the estate of the Employee.  If a deceased Employee designates a beneficiary and the Designated Beneficiary survives the Employee but dies before the Designated Beneficiary’s exercise of all rights under this Award Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

12.          No Violation of Law.  Notwithstanding any other provision of this Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Stock is listed.

13.          Conflicts.  In the event of a conflict between the terms of this Agreement and the Plan or a resolution of the Committee, the Plan or the resolution shall be the controlling document.

14.          Administration.  Any interpretation of thisAward Agreement by the Committee or its delegate and any decision made by the Committee or its delegate with respect to thisAward Agreement shall befinal and binding on all persons.

15.          Amendment.  ThisAward Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Employee and the Company without the consent of any other person.

                16.          Terms.  Except as otherwise provided in thisAward Agreement, and except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan shall have the same meaning in thisAward Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN
SANTA FE CORPORATION